Exhibit 99.1

FOR IMMEDIATE RELEASE

Ethan Allen Interiors Inc.

Investor / Media Contact:

David R. Callen

Vice President Finance & Treasurer

203.743.8305

Ethan Allen Comments on Launch of “The New Eclecticism”

and Current Business

DANBURY, CT., October 10, 2013 – Ethan Allen Interiors Inc. (NYSE: ETH) announced the launch this week of “The New Eclecticism”, the Company’s latest initiative.

Farooq Kathwari, Chairman and CEO commented, “The New Eclecticism reflects the attitude of consumers in the clothes they wear, in the foods they eat, and most of all in the homes they decorate. People are living more eclectically than ever before. Ethan Allen captures this trend in an idea we call “The New Eclecticism”, which adds fashion, color, and a spirit of mixing things up to our time-honored story of quality, value and style. Our initiative of The New Eclecticism should help us expand our reach to more consumers and is being very well received by our network and by consumers.”

Mr. Kathwari continued, “We plan to report our financial results for our first fiscal quarter on October 23rd followed by a call on the 24th at 11 am ET. We are pleased to report that our Retail division’s written sales in our first fiscal quarter ended September 30, 2013 increased by 11.4% over the same period last year including comparable design center written sales which increased 13.8%, helping us build our backlogs. While we do not provide financial guidance, we expect to report net sales for the quarter ended September 30, 2013 of between $180 to $182 million and adjusted earnings per diluted share in the range of $0.30 to $0.32. Our results during the quarter were impacted by a number of factors. We began the quarter with lower backlogs which limited our product deliveries during the quarter. We also undertook a major initiative during the quarter to sell off floor samples and inventory to prepare our design centers for the launch of The New Eclecticism. These clearance product sales are at substantial discounts which resulted in lower gross margins for the quarter. Our balance sheet continues to be strong with approximately $120 million of cash and securities.”

Mr. Kathwari concluded, “While the economic environment remains uncertain we are cautiously optimistic due to the major steps being undertaken to position the Company to expand our reach to more consumers.”

Investor call information: The earnings release conference call is scheduled for Thursday, October 24, 2013 at 11:00 a.m. Dial-in number is (866) 244-4742 Conference ID 1623314. Live webcast and replay available at http://ethanallen.com/investors

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus two plants in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 (the “2013 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2013 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.